Exhibit 26(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 22, 2009, with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance Company, and (2) dated April 15, 2009, with respect to the subaccounts of Transamerica Life Insurance Company Separate Account VUL-6, included in Post-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-153764) under the Securities Act of 1933 and related Prospectus of Transamerica Life Insurance Company Separate Account VUL-6.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 27, 2009